EX-99.d.1

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT, made by and between Academy Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of the Innovator McKinley Income Fund, (the “Fund”) and Innovator Management LLC, a Delaware limited liability company (the “Advisor”).

W I T N E S S E T H:

WHEREAS, the Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended  (the “1940 Act”) and engages in the business of investing and reinvesting its assets in securities and other investments; and

WHEREAS, the Advisor is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment management services; and

WHEREAS, the Trust’s Board of Trustees (the “Board”) has selected the Advisor to serve as the investment adviser for the Fund effective as of the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.           The Trust, on behalf of the Fund, hereby employs the Advisor to manage the investment and reinvestment of  the Fund’s respective assets, subject to the direction of the Board and the officers of the Trust, for the period and on the terms hereinafter set forth.  The

Advisor hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided.  The Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or to represent the Trust or the Fund in any way, or in any way be deemed an agent of the Trust or the Fund.  The Advisor shall regularly make decisions as to what securities to purchase and sell on behalf of the Fund and shall record and implement such decisions and shall furnish the Board with such information and reports regarding the Fund’s investments as the Advisor deems appropriate or as the Board may reasonably request.  Subject to compliance with the requirements of the 1940 Act, the Advisor may retain as a sub-adviser to the Fund, at the Advisor’s own expense, any investment adviser registered under the Advisers Act.

2.           The Trust, on behalf of the Fund, shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its registration statement under applicable federal securities laws; preparation, filing and printing of its prospectus(es), statement of additional information and sales literature; the maintenance of its compliance program; the compensation of its compliance officer(s); the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfer of stock, including issuance, redemption and repurchase of shares; preparation of share certificates; reports and notices to shareholders; calling and holding of shareholders’ meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; and taxes.  Members and employees of the Advisor may be trustees, officers or employees of the Trust.  In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Trust may obtain office space and facilities from the Advisor and will reimburse the Advisor for its rent or other expenses thereby incurred.

3.           (a)           The Advisor shall place and execute Fund orders for the purchase and sale of portfolio securities with broker-dealers.  Subject to the primary objective of obtaining the best price and execution reasonably available, the Advisor is authorized to place orders for the purchase and sale of portfolio securities for the Fund with such broker-dealers as it may select from time to time.  Subject to subparagraph (b) below, the Advisor is also authorized to place transactions with brokers who provide research or statistical information or analyses to the Fund, to the Advisor, or to any other client for which the Advisor provides investment advisory services.  The Advisor also agrees that it will cooperate with the Trust to allocate brokerage transactions to brokers or dealers who provide benefits directly to the Fund; provided, however, that such allocation comports with applicable law including, without limitation, Rule 12b-1(h) under the 1940 Act.

(b)           Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board and officers of the Trust, the Advisor is authorized to cause the Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Advisor has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Advisor’s overall responsibilities with respect to the Fund and to other funds or clients for which the Advisor exercises investment discretion.

(c)           The Advisor is authorized to direct portfolio transactions to a broker that is an affiliated person of the Advisor or the Fund in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the 1940 Act, or other rules promulgated by the U.S. Securities and Exchange Commission (“SEC”).  Any transaction placed with an affiliated broker must (i) be placed at best execution, and (ii) may not be a principal transaction.

(d)           The Advisor is authorized to aggregate or “bunch” purchase or sale orders for a Fund with orders for various other clients when it believes that such action is in the best interests of the Fund and all other such clients.  In such an event, allocation of the securities purchased or sold will be made by the Advisor in accordance with the Advisor’s written policy.

4.           (a)           As compensation for the services to be rendered to the Fund by the Advisor under the provisions of this Agreement, the Trust on behalf of the Fund shall pay to the Advisor from the Fund’s respective assets an annual fee as set forth on Schedule A.

(b)           If this Agreement is terminated prior to the end of any calendar month, the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the

Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

(c)           The Advisor shall look exclusively to the assets of the Fund for payment of the applicable advisory fee.

5.           The services to be rendered by the Advisor to the Trust on behalf of the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

6.           The Advisor, its members, employees and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render underwriting services to the Trust on behalf of the Fund or to any other investment company, corporation, association, firm, entity or individual.  In accordance with the Advisers Act, if there is a change in the membership of the Advisor, which is a limited liability company, the Advisor shall, within a reasonable time after such change, notify the Trust and the Board of the change.

7.           In the absence of willful misfeasance, bad faith, gross negligence or  reckless disregard in the performance of its duties to the Fund, the Advisor shall not be liable to the Trust, the Fund or to any Trustee or shareholder of the Trust or the Fund for any loss or damage arising from any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any investment or security, or otherwise.

8.           (a)           This Agreement shall be executed and become effective as of the date written below if approved by (i) the Board, including a majority of the Trustees who are not parties to this Agreement or interested persons of such party (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval; and (ii) the vote of a majority of the outstanding voting securities of the Fund.  It shall continue in effect for a period of two years and may be renewed thereafter only so long as such renewal and continuance is specifically approved as required by the 1940 Act (currently, at least annually by the Board or by vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval).

(b)           No amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act (currently, by the vote of a majority of the outstanding voting securities of the Fund unless such shareholder approval would not be required under applicable interpretations by the staff of the SEC, and by the vote of a majority of Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval).

(c)           In connection with such renewal or amendment, it shall be the duty of the Board to request and evaluate, and the duty of the Advisor to furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement and any amendment thereto.

(d)           Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time, without the payment of a penalty, on sixty days’ written notice to the Advisor of the

Trust’s intention to do so, pursuant to action by the Board or pursuant to a vote of a majority of the outstanding voting securities of the Fund.  The Advisor may terminate this Agreement at any time, without the payment of penalty on sixty days’ written notice to the Trust of its intention to do so.  Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Trust to pay to the Advisor the fee provided in Paragraph 4 hereof.  This Agreement shall automatically terminate in the event of its assignment unless the parties hereto, by agreement, obtain an exemption from the SEC from the provisions of the 1940 Act pertaining to the subject matter of this paragraph.

9.           This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

10.           For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities”; “interested persons”; and “assignment” shall have the meaning defined in the 1940 Act and the rules and interpretations thereunder.

11.           (a)           The Trust expressly agrees and acknowledges that the name "Innovator" is the sole property of the Advisor, and, with respect to such name, that similar names may from time to time be used by other funds in the investment business that are affiliated with the Advisor.  The Advisor has consented to the use by the Trust of the identifying word "INNVOATOR" and has granted to the Trust a nonexclusive license to use the name "Innovator" as part of the name of the Fund.  The Trust further expressly agrees and acknowledges that the non-exclusive license granted herein may be terminated by the Advisor if the Trust ceases to use the Advisor, an affiliate of the Advisor or their successors as investment adviser.  In such event, the non-exclusive license granted herein may be revoked by the Advisor and the Trust shall cease using the name "Innovator" as part of its Fund, unless otherwise consented to by the Advisor or any successor to its interests in such name.

(b)           The Trust further understands and agrees that so long as the Advisor and/or its affiliates shall continue to serve as the Trust's investment adviser, other mutual funds or other investment products that may be sponsored or advised by the Advisor and/or its affiliates shall have the right permanently to adopt and to use the words "Innovator" in their name and in the name of any series or class of shares of such funds or other investment products.

IN WITNESS WHEREOF, the parties hereto have this Agreement to be executed by their duly authorized officers this 29th day of October, 2015.

ACADEMY FUNDS TRUST
(on behalf of the Fund listed on Schedule A)

                                                               By: /s/David Jacovini

Name: David Jacovini
Title: President

INNOVATOR Management, LLC

By: /s/David Jacovini
Name: David Jacovini
Title: President

SCHEDULE A

Pursuant to this Agreement, the Advisor agrees to provide investment advisory services to the Fund listed below, and the Trust, on behalf of the Fund, agrees to pay the Advisor from the Fund’s respective assets an annual fee, payable on a monthly basis, as indicated below:

Fund	Annual Fee (as a percentage of daily average net asset)

Innovator McKinley Income Fund	1.00%